Strategic Environmental & Energy Resources, Inc. 10-Q

Exhibit 10.4
Monty R. Lamirato
CERTIFIED PUBLIC ACCOUNTANT

7017 Orion Lane	Telephone (303)880-2880
Arvada, CO 80007	E-Mail mlamirato@gmail.com

CONSULTING AGREEMENT-AMENDMENT #1

This Amended Agreement is dated October 11, 2013 but is effective as of October 1, 2013, by and between Strategic Environmental & Energy Resources, Inc. (“SEER”), of 7801 Brighton Road, Commerce City, Colorado 80022, and Monty R. Lamirato, of 7017 Orion Lane, Arvada, Colorado 80007.  This Agreement amends the Agreement dated March 4, 2013.

In this Agreement, the party who is contracting to receive services shall be referred to as “SEER”, and the party who will be providing the services shall be referred to as “MRL Consulting”.

MRL CONSULTING has a background in Finance and Accounting and is willing to provide services to SEER based on this background.

SEER desires to have services provided by MRL CONSULTING.

Therefore, the parties agree as follows:

1.  DESCRIPTION OF SERVICES.  Commencing October 1, 2013, MRL CONSULTING will provide services to SEER as a consulting Chief Financial Officer (“CFO”).  Those services may include, but are not limited to, strategic planning, budgeting and forecasting, GAAP Reporting, SEC Reporting, and internal control compliance, providing cost effective business and accounting solutions, building successful teams and collaborate effectively with various departments to implement new technologies and procedures and achieve overall goals.

I have not been retained as an independent CPA but as an extension of SEER' management and accounting department.  I will not be independent with regard to the preparation of financial statements, forecasts and projections in accordance with SEC Rule 2-01 and AICPA rules of independence.

2.  PERFORMANCE OF SERVICES.  The manner in which the Services are to be performed and the specific hours to be worked by MRL CONSULTING shall be determined by SEER and MRL CONSULTING.  SEER will rely on MRL CONSULTING to work as many hours as may be reasonably necessary to fulfill MRL CONSULTING's obligations under this Agreement.  SEER has agreed to contract with MRL CONSULTING for a minimum of 80 hours (floor) and a maximum of 100 hours (ceiling) a month for which SEER has agreed to pay $7,500. If the needs of SEER change with regard to the number of hours needed from MRL CONSULTING, then the parties will amend this agreement as necessary.  In addition, MRL CONSULTING has been granted options to purchase 200,000 shares of common stock, at an exercise price of $.715 per share.  The option will vest over 11 quarters with 16,666 options vesting 10/1/2013 and 16,666 options vesting on 1/1, 4/1, 7/1 and 10/1 over the period January 1, 2014 to October 1, 2016.  The Options shall be exercisable for a period of five years.

3.  PAYMENT.  SEER will pay MRL CONSULTING a fee of $7,500 a month for services.  SEER will be billed once a month and fees plus out of pocket expenses shall be due and payable on the 15th of the following month. Upon termination of this agreement any balance due is payable immediately.  Any past due balance shall accrue interest at a rate of 1.5% per month. The fees shall be payable to Monty

1

Lamirato, 7017 Orion Lane, Arvada, CO, 80007.

In fairness to you, my client, any disputes or disagreements as to my services or fees will be submitted to binding arbitration by the fee review panel of the Colorado Society of Certified Public Accountants.  In the event MRL CONSULTING institutes litigation to collect fees under this agreement, reasonable attorney fees and costs shall be awarded to the prevailing party.

4.  EXPENSE REIMBURSEMENT.  MRL CONSULTING shall be entitled to reimbursement from SEER for all "out-of-pocket" expenses. Out of pocket expenses, if any, will be approved in advance by SEER, prior to them being incurred by MRL CONSULTING.

5.  SUPPORT SERVICES.  SEER will provide the following support services for the benefit of MRL CONSULTING: office space, staff and secretarial support, and office supplies.

6.  NEW PROJECT APPROVAL. MRL CONSULTING and SEER recognize that MRL CONSULTING's Services will include working on various projects for SEER.  MRL CONSULTING shall obtain the approval of SEER prior to the commencement of a new project.

7.  TERM/TERMINATION.  This Agreement may be terminated by either party upon 7 days written notice to the other party.

8.  RELATIONSHIP OF PARTIES.  It is understood by the parties that MRL CONSULTING is an independent contractor with respect to SEER, and not an employee of SEER.  SEER will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of MRL CONSULTING.  MRL CONSULTING shall be solely responsible for all income and employment related taxes and assessments relating to the payments made by SEER to MRL CONSULTING hereunder.

9.  DISCLOSURE.  MRL CONSULTING is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of SEER.  Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

- any activity that MRL CONSULTING may be involved with on behalf of SEER

10.  INJURIES.  MRL CONSULTING acknowledges MRL CONSULTING's obligation to obtain appropriate insurance coverage for the benefit of MRL CONSULTING (and MRL CONSULTING's employees, if any).  MRL CONSULTING waives any rights to recovery from SEER for any injuries that MRL CONSULTING (and/or MRL CONSULTING's employees) may sustain while performing services under this Agreement and that are a result of the negligence of MRL CONSULTING or MRL CONSULTING's employees.

11.  ASSIGNMENT.  MRL CONSULTING's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of SEER.

12.  INTELLECTUAL PROPERTY.  The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):

a.  Consultant's Intellectual Property.  MRL CONSULTING does not personally hold any interest in any Intellectual Property.

b.  Development of Intellectual Property.  Any improvements to Intellectual Property items, further

2

 inventions or improvements, and any new items of Intellectual Property discovered or developed by MRL CONSULTING (or MRL CONSULTING's employees, if any) during the term of this Agreement shall be the property of SEER.  MRL CONSULTING shall sign all documents necessary to perfect the rights of SEER in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents.  Upon request, MRL CONSULTING shall sign all documents necessary to assign the rights to such Intellectual Property to SEER.

13.  CONFIDENTIALITY.  SEER recognizes that MRL CONSULTING has and will have the following information:

- inventions
- products
- prices
- costs
- future plans
- business affairs
- process information
- trade secrets
- technical information
- customer lists
- copyrights

and other proprietary information (collectively, “Information”) which are valuable, special and unique assets of SEER.com and need to be protected from improper disclosure.  In consideration for the disclosure of the Information, MRL CONSULTING agrees that MRL CONSULTING will not at any time or in any manner, either directly or indirectly, use any Information for MRL CONSULTING's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of SEER.  MRL CONSULTING will protect the Information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement.

14.  UNAUTHORIZED DISCLOSURE OF INFORMATION.  If it appears that MRL CONSULTING has disclosed (or has threatened to disclose) Information in violation of this Agreement, SEER shall be entitled to an injunction to restrain MRL CONSULTING from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.  SEER shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

15.  CONFIDENTIALITY AFTER TERMINATION.  The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

16.  RETURN OF RECORDS.  Upon termination of this Agreement, MRL CONSULTING shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in MRL CONSULTING’s possession or under MRL CONSULTING’s control and that are SEER’s property or relate to SEER’s business.

17.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

3

IF for SEER:

Strategic Environmental & Energy Resources, Inc.
Mr. John Combs, President
7801 Brighton Road
Commerce City, CO 80022

IF for MRL CONSULTING:

Monty R. Lamirato
Consultant
7017 Orion Lane
Arvada, Colorado  80007

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

18.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

19.  AMENDMENT.  This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

20.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Colorado.

Party receiving services:
Strategic Environmental & Energy Resources, Inc

By:	/s/ J. John Combs	Date:	10/8/2013
Mr. John Combs,
CEO & President, Strategic Environmental
& Energy Resources, Inc.

Party providing services: Monty R. Lamirato
By:	/s/Monty R. Lamirato	Date:	10/8/2013
Consultant
Monty R. Lamirato